THAMEEN HEALTHCARE
TRADING LLC
Sharjah Media City, SHAMS,
Sharjah, U.A.E

THAMEEN HEALTHCARE

26.2.2021
To
Mr. Michael Mitsunaga
President
Nunzia Pharmaceutical Inc.
USA

LETTER TO SELL

Nunzia Pharmaceutical Inc has been introduced by Imperial Surgical to us (THAMEEN HEALTHCARE TRADINGLLC) to establish a supply link for ADZ 1222 Covid 19 Vaccine, to sell and distribute in different countries Nunzia is associated with, as part of its existing Pharmaceutical business.

We would like to state that this working arrangement and letter will not guarantee any allocations but will put in our best efforts to fulfill the requirements as per the intent of Governments /Health Departments authorized to procure the vaccines for its citizens and help in the fight against this pandemic.

All engagements of procuring the Vaccine will be subject to proper documentation and allocation given by Astra-Zeneca , and authorization to procure from Governmental agencies of Sovereign Countries with clear undertaking for the use towards its resident population.

The requirement of documents are subject to change as per newer guidelines set by Astra-Zeneca, who are working with world bodies like the WHO and other Statutory Bodies established for the supply of vaccines, across the world to help in faster inoculation across the world in the fight against the pandemic.

Thanking you.

Yours truly,

Mohammed Rehan Sayeed

SHAMS Company License no 1803278.01